Exhibit 99.1
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: January 29, 2009
For Release: Immediately
Refer to: (317) 276-5795 – Mark E. Taylor
Lilly Reports Fourth-Quarter and Full-Year 2008 Results
•	Q4 Sales Essentially Flat, While Full-Year 2008 Sales Grew 9%

•	2008 Worldwide Sales Top $20 Billion; Animal Health Sales Top $1 Billion

•	8 Products Each Exceed $1 Billion in Annual Sales

•	Gross Margin Improvements Continue

•	Company Reports Q4 Loss of $3.31 per share Resulting From ImClone Acquisition; Excluding Charges, Q4 Non-GAAP EPS Rises 19% to $1.07

•	Full-Year 2008 Results Include Loss of $1.89 per share on a Reported Basis, or Non-GAAP EPS of $4.02

•	2009 EPS Guidance Range Reconfirmed at $4.00 to $4.25.
Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2008.
Due to significant strategic actions taken by the company in 2008, financial results are presented on both a reported basis and a pro forma non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all sales and expenses recognized by the company during the period. Pro forma non-GAAP results exclude significant items described in the reconciliation tables and also assume the ICOS acquisition was completed January 1, 2007. The pro forma non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s financial guidance is also being provided on both a reported and a pro forma non-GAAP basis. Pro forma non-GAAP guidance assumes the ImClone acquisition was completed on January 1, 2008.
Fourth-Quarter Highlights
o	Sales of $5.210 billion were essentially flat compared with the fourth quarter of 2007.

o	Products launched this decade – Alimta®, Byetta®, Cialis®, Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® – collectively grew 10 percent, to $1.912 billion, and accounted for 37 percent of total sales, compared with 33 percent of total sales in the fourth quarter of 2007.

o	The company recorded pre-tax charges of $4.730 billion related to the acquisition of ImClone Systems.

o	Primarily as a result of the ImClone acquisition charges, the company reported a net loss of $3.629 billion and a loss per share of $3.31, compared with fourth-quarter 2007 net income of $854.4 million and earnings per share of $.78. On a pro forma non-GAAP basis, excluding significant items totaling $4.38 per share, earnings rose 19 percent to $1.07 per share.
2008 Highlights
o	Sales increased 9 percent, to $20.378 billion, with 8 products each exceeding $1 billion in annual sales.

o	Products launched this decade collectively grew 22 percent on a reported basis, to $7.310 billion, and accounted for 36 percent of total sales, compared with 32 percent of total sales in 2007.

o	As a result of the ImClone acquisition charges and the charges related to the resolution of Zyprexa investigations by the U.S. Attorney for the Eastern District of Pennsylvania (EDPA) and multiple states, the company reported a net loss of $2.072 billion and a loss per share of $1.89, compared with 2007 net income of $2.953 billion and earnings per share of $2.71. On a pro forma non-GAAP basis, excluding significant items totaling $5.91 per share, earnings rose 14 percent to $4.02 per share.
“2008 was a year of significant transformation for our company,” commented John C. Lechleiter, chairman and chief executive officer. “Throughout the year, Lilly executed well on its operational and strategic priorities. Despite a tempering of sales growth in the fourth quarter due to unfavorable exchange rates, moderation in U.S. demand and some variations in wholesaler and retailer buying patterns, the company delivered 9 percent sales growth for the year, with a record 8 products each achieving over $1 billion in sales. Our solid financial performance, driven by volume-based sales growth, improved gross margins and better productivity, allowed us to make important investments to advance our pipeline of promising molecules, resolve much of the uncertainty surrounding product litigation, and complete several strategic business development transactions, most notably the ImClone acquisition. We enter 2009 with an unprecedented 60 molecules in clinical development, and an unwavering commitment to deliver improved outcomes for individual patients.”

Significant Events Over the Last Three Months
•	The company completed the acquisition of ImClone Systems Incorporated for approximately $6.5 billion.

•	The company reached resolution with the United States Attorney for the Eastern District of Pennsylvania (EDPA) and the Office of Consumer Litigation of the Department of Justice regarding the previously-reported government investigation into the company’s past U.S. marketing and promotional practices for Zyprexa®. In addition, the company has agreed to settle civil investigations brought by the State Medicaid Fraud Control Units of the states that have coordinated with the EDPA in its investigation.

•	The company and its partner Daiichi Sankyo Company, Limited were notified that the U.S. Food and Drug Administration’s (FDA) Cardiovascular and Renal Drugs Advisory Committee (CRDAC) will review prasugrel during an advisory committee hearing on February 3, 2009.

•	The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency issued a positive opinion recommending approval of prasugrel for the prevention of atherothrombotic events in patients with acute coronary syndromes (ACS) undergoing percutaneous coronary intervention (PCI). The CHMP positive opinion is now referred for final action to the European Commission.

•	Olanzapine long-acting injection was approved by the European Commission under the trade name ZypadheraTM.

•	The company received a complete response letter from the FDA for olanzapine long-acting injection for acute and maintenance treatment of schizophrenia in adults. Lilly is continuing to work with the agency on the new drug application (NDA). The FDA does not require any additional clinical trials for the continued review of the NDA. Per the agency’s request, the company is preparing a proposed Risk Evaluation and Mitigation Strategy (REMS), which will be submitted in the near future.

•	The company withdrew its supplemental New Drug Application (sNDA) from the FDA for Cymbalta for the management of chronic pain. The company plans to resubmit the application in the first half of 2009, adding data from a recently completed study in chronic osteoarthritis pain of the knee.

•	The company entered into a license and supply arrangement with United Therapeutics Corporation related to the U.S. commercialization rights for the pulmonary arterial hypertension (PAH) indication of tadalafil. The indication is currently under review by the FDA.

•	The Federal Supreme Court (BGH) in Germany re-established the company’s Zyprexa patent that had been declared invalid in 2007 by the German Federal Patent Court. As a result of this ruling, generic olanzapine has been withdrawn from the German market.
Fourth-Quarter Significant Items Affecting Reported Net Income (Loss)
The reported results for the fourth quarters of 2008 and 2007 were affected by significant items totaling $4.38 and $.12 per share, respectively, which are summarized below and in the table that follows:
2008
•	The company recognized pre-tax charges totaling $4.730 billion, or $4.46 per share after tax, related to the acquisition of ImClone Systems. This amount includes a charge of $4.685 billion for in-process research and development, as well as ImClone operating results subsequent to the acquisition, incremental interest costs and amortization of the intangible asset associated with Erbitux®.

•	The company recognized a charge of $80.0 million, or $.05 per share, for asset impairments, restructuring and other special charges described in footnote (a) of the attached pro forma non-GAAP income statement.

•	The company recognized a tax benefit of $136.9 million, or $.13 per share, based upon the determination at final resolution of the agreement that a portion of the EDPA settlement charge, taken in the third quarter of 2008, is tax deductible.
2007
•	The company recognized a charge of $98.2 million, or $.07 per share, for asset impairments, restructuring and other special charges related to previously announced manufacturing site closures and Zyprexa product liability.

•	The company recognized a charge of $89.0 million, or $.05 per share, for acquired in-process research and development associated with the MacroGenics and Glenmark in-licensings.

	Fourth Quarter
	2008	2007	% Growth
Earnings (Loss) per share (reported)	$(3.31)	$.78	NM
Asset impairments, restructuring and other special charges	.05	.07
In-process research and development charge associated with the MacroGenics and Glenmark in-licensings	—	.05
Net impact associated with ImClone acquisition	4.46	—
Tax benefit associated with EDPA settlement	(.13)	—

Earnings per share (non-GAAP)
(excluding impact of ImClone acquisition)	$1.07	$.90	19%

Fourth-Quarter Results
Worldwide sales for the quarter were $5.210 billion, essentially flat compared with the fourth quarter of 2007. U.S. sales grew 3 percent to $2.938 billion, while sales outside the U.S. declined 3 percent to $2.272 billion. Increased net effective selling prices in the U.S. and increased volume outside the U.S. were offset by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower U.S. volume caused in part by variations in wholesaler buying patterns for Zyprexa. Worldwide sales volume increased 1 percent and selling prices contributed 2 percentage points of sales growth, while the impact of exchange rates decreased sales growth by 3 percent.
Gross margin as a percent of sales increased by 6.9 percentage points, to 82.4 percent. Substantially all of this increase was due to the impact of the rapid decline in the Euro compared to the U.S. Dollar during the fourth quarter of 2008, resulting in a benefit to cost of sales.
Marketing, selling and administrative expenses decreased 2 percent, to $1.727 billion. This decrease was due to the impact of foreign exchange rates and decreased advertising costs, partially offset by increased prasugrel pre-launch activities, as well as funding for the Lilly Foundation. Research and development expenses were $1.059 billion, or 20 percent of sales. Compared with the fourth quarter of 2007, research and development expenses grew 11 percent due primarily to increased late-stage clinical trial and discovery research costs.

The company recognized a charge of $4.685 billion in the fourth quarter of 2008 for acquired in-process research and development associated with the acquisition of ImClone Systems. In the fourth quarter of 2007, the company recognized a charge of $89.0 million for acquired in-process research and development associated with the MacroGenics and Glenmark in-licensings.
The company recognized asset impairments, restructuring, and other special charges of $80.0 million in the fourth quarter of 2008. In the fourth quarter of 2007, the company recognized asset impairments, restructuring, and other special charges of $98.2 million.
Other income decreased by $113.3 million, to a net expense of $81.2 million, primarily due to a $47.6 million net loss on investment securities (the majority of which are unrealized) and higher interest expense associated with the ImClone acquisition.
The company recognized income tax expense of $292.0 million in the fourth quarter of 2008 despite having a loss before income taxes of $3.337 billion. The company’s net loss for the fourth quarter was driven by the $4.685 billion in-process research and development charge for ImClone. The in-process research and development charge was not tax deductible. In addition, the company recorded tax expense associated with the ImClone acquisition, as well as a discrete income tax benefit of $136.9 million in the fourth quarter of 2008, which was associated with the EDPA settlement recorded in the third quarter of 2008. The effective tax rate was 18.8 percent in the fourth quarter of 2007.
Primarily as a result of the ImClone acquisition charges, on a reported basis the company recorded a net loss of $3.629 billion, or $3.31 per share in the fourth quarter of 2008, compared with fourth-quarter 2007 net income of $854.4 million and earnings per share of $.78.
On a non-GAAP basis, net income was $1.177 billion, or $1.07 per share in the fourth quarter of 2008, compared with fourth-quarter 2007 net income of $986.4 million, or $.90 per share. This increase was driven by an improvement in gross margin as a percent of sales.
Full-Year 2008 Significant Items Affecting Reported Net Income (Loss)

In addition to the fourth-quarter 2008 and 2007 significant items previously mentioned, reported net income for the full-year 2008 and 2007 were also affected by significant items occurring in the first nine months of the respective years that are summarized below and included in the table that follows:
2008
•	In the third quarter, the company recognized pre-tax charges totaling $1.477 billion, or $1.33 per share, related to Zyprexa investigations with the U.S. Attorney for the Eastern District of Pennsylvania, as well as the resolution of multi-state investigations regarding Zyprexa. Note that in the fourth quarter of 2008, a tax benefit of $.13 per share was recorded, resulting in a net charge for these investigations of $1.20 per share for full-year 2008.

•	The company recognized asset impairments, restructuring and other special charges of $417.0 million, or $.25 per share, related to the sale of its Greenfield, Indiana site, the termination of the AIR® Insulin program, and previously-announced strategic exit activities related to manufacturing operations.

•	The company recognized asset impairments associated with certain manufacturing operations (included in cost of sales) of $57.1 million, which decreased earnings per share by $.04.

•	The company incurred in-process research and development charges totaling $150.0 million, or $.10 per share, associated with the acquisition of SGX and licensing arrangements with BioMS Medical Corp. and TransPharma Medical Ltd.

•	The company recognized a discrete income tax benefit of $210.3 million as a result of the resolution of a substantial portion of the IRS audit of its federal income tax returns for years 2001 through 2004, which increased earnings per share by $.19.
2007
•	The company recorded a charge of $81.3 million, or $.06 per share, related to the reduction in expected insurance recoveries.

•	The company recognized asset impairments, restructuring, and other special charges associated with previously announced decisions affecting manufacturing and research facilities of $123.0 million, which decreased earnings per share by $.08.

•	The company incurred in-process research and development charges associated with the acquisitions of ICOS ($303.5 million), Hypnion ($291.1 million) and Ivy Animal Health ($37.0 million), as well as the licensing arrangement with OSI Pharmaceuticals ($25.0 million), which decreased earnings per share by $.58 in total.

	Full Year
	2008	2007	% Growth
Earnings (Loss) per share (reported)	$(1.89)	$2.71	NM
Net impact associated with ImClone acquisition	4.46	—
Charges related to Zyprexa investigations (net of $0.13 tax benefit)	1.20	—
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	.30	.15
Asset impairments (included in cost of sales)	.04	—
In-process research and development charges associated with SGX acquisition (2008), ICOS, Hypnion, and Ivy acquisitions (2007) and in-licensing transactions with BioMS and TransPharma (2008) and OSI, MacroGenics and Glenmark (2007)
	.10	.63
Benefit from resolution of IRS audit	(.19)	—
Charge for a reduction in expected insurance recoveries	—	.06
Pro forma as if the ICOS acquisition was completed on January 1, 2007	—	(.01)

Earnings per share (pro forma non-GAAP)
(excluding impact of ImClone acquisition)	$4.02	$3.54	14%

Full-Year 2008 Results
Worldwide sales for 2008 were $20.378 billion, an increase of 9 percent compared with 2007. Sales volume increased 5 percent, while exchange rates contributed 3 percent of worldwide sales growth and selling prices contributed 2 percent (numbers do not add due to rounding).
Gross margin as a percent of sales increased by 1.3 percentage points, to 78.5 percent. This increase was primarily due to the favorable effect of foreign exchange rates.

Marketing, selling and administrative expenses rose 9 percent, to $6.626 billion. This increase was due to increased marketing and selling expenses, including prasugrel pre-launch activities and marketing costs associated with Cymbalta and Evista®, the impact of foreign exchange rates and increased litigation-related expenses. Research and development expenses were $3.841 billion, or 19 percent of sales. Compared with the full-year 2007, research and development expenses grew 10 percent. This increase was primarily due to increased late-stage clinical trial and discovery research costs.
The company recognized charges of $4.835 billion in 2008 for acquired in-process research and development associated with the ImClone and SGX acquisitions and the in-licensing arrangements with BioMS and Transpharma Medical. In 2007, the company recognized a charge of $745.6 million for acquired in-process research and development associated with the acquisitions of ICOS, Hypnion and Ivy, and the in-licensing arrangements with MacroGenics, Glenmark and OSI.
The company recognized asset impairments, restructuring, and other special charges of $1.974 billion in 2008, primarily associated with charges totaling $1.477 billion related to Zyprexa investigations with the U.S. Attorney for the Eastern District of Pennsylvania and multiple states. In 2007, the company recognized asset impairments, restructuring, and other special charges of $302.5 million.
Other income decreased by $148.1 million in 2008, to a net expense of $26.1 million, primarily due to lower out-licensing income and a net loss on investment securities (the majority of which are unrealized).
The company recognized income tax expense of $764.3 million in 2008 despite having a loss before income taxes of $1.308 billion. The company’s net loss was driven by the $4.685 billion in-process research and development charge for ImClone and the $1.415 billion Zyprexa investigation settlement. The in-process research and development charge was not tax deductible, while the Zyprexa investigation settlement was partially deductible. In addition, the company recorded tax expense associated with the ImClone acquisition, as well as a discrete income tax benefit of $210.3 million for the resolution of the IRS audit. The effective tax rate was 23.8 percent in 2007.

As a result of the charges for the ImClone acquisition and Zyprexa investigation settlements, on a reported basis the company recorded a 2008 net loss of $2.072 billion, or $1.89 loss per share, compared with 2007 net income of $2.953 billion and earnings per share of $2.71.
On a pro forma non-GAAP basis, the company recorded net income of $4.399 billion, or $4.02 per share for the full-year 2008, compared with full-year 2007 net income of $3.863 billion, or $3.54 per share.
Product Sales Highlights

			% Change			% Change
	Fourth Quarter		Over/(Under)	Full Year		Over/(Under)
(Dollars in millions)	2008	2007	2007	2008	2007	2007
Zyprexa	$1,146.7	$1,273.9	(10)%	$4,696.1	$4,761.0	(1)%
Cymbalta	721.2	628.3	15%	2,697.1	2,102.9	28%
Humalog®	457.9	414.2	11%	1,735.8	1,474.6	18%
Gemzar®	413.3	425.5	(3)%	1,719.8	1,592.4	8%
Cialis[1]	368.8	346.2	7%	1,444.5	1,143.8	26%
Alimta	318.7	244.1	31%	1,154.7	854.0	35%
Evista	269.0	285.8	(6)%	1,075.6	1,090.7	(1)%
Humulin®	262.4	273.4	(4)%	1,063.2	985.2	8%
Forteo	194.5	198.2	(2)%	778.7	709.3	10%
Strattera	146.8	156.8	(6)%	579.5	569.4	2%
Total Sales – Reported[2]	$5,210.5	$5,189.6	0%	$20,378.0	$18,633.5	9%

1	The full-year 2007 amount for Cialis represents the reported Cialis sales in Lilly’s financial statements and does not include Cialis sales from the joint-venture countries prior to the ICOS acquisition on January 29, 2007. Total worldwide Cialis sales for 2007 were $1.216 billion, resulting in 2008 growth of 19 percent.

2	Reported sales for the fourth quarter and full year of 2008 include $35.6 million of Erbitux revenue subsequent to the ImClone acquisition, as well as $40.0 million of incremental Posilac® revenue.

Zyprexa
In the fourth quarter of 2008, Zyprexa sales totaled $1.147 billion, a 10 percent decrease compared with the fourth quarter of 2007. U.S. sales of Zyprexa decreased 4 percent to $584.0 million, driven by lower demand caused in part by variations in wholesaler buying patterns, partially offset by increased net effective selling prices. Zyprexa sales in international markets decreased 15 percent, to $562.7 million, driven by decreased demand, the unfavorable impact of foreign exchange rates, and, to a lesser extent, lower prices. Demand outside the U.S. was unfavorably impacted by generic competition in Germany and Canada, partially offset by growth in Japan. As noted above, generic olanzapine has been withdrawn from the German market.
For the full-year of 2008, worldwide Zyprexa sales decreased 1 percent to $4.696 billion. U.S. Zyprexa sales for 2008 were $2.203 billion, a 1 percent decrease driven by lower demand, partially offset by higher prices. Zyprexa sales outside the U.S. were $2.494 billion, a 1 percent decrease driven by lower demand and decreased selling prices, partially offset by the favorable impact of foreign exchange rates.
Cymbalta
For the fourth quarter of 2008, Cymbalta generated $721.2 million in sales, an increase of 15 percent compared with the fourth quarter of 2007. U.S. sales of Cymbalta increased 10 percent, to $602.7 million, driven primarily by higher demand and, to a lesser extent, increased prices. Sales outside the U.S. were $118.5 million, an increase of 46 percent, driven primarily by higher demand, partially offset by the unfavorable impact of foreign exchange rates. Higher demand outside the U.S. reflects both increased demand in established markets, as well as recent launches in new markets including France, Canada and Australia.
For the full-year of 2008, worldwide Cymbalta sales increased 28 percent to $2.697 billion. U.S. Cymbalta sales for 2008 were $2.254 billion, a 23 percent increase driven by higher demand and, to a lesser extent, higher prices. Cymbalta sales outside the U.S. were $443.3 million, a 66 percent increase driven by increased demand and to a lesser extent the favorable impact of foreign exchange rates and increased prices.
Humalog

For the fourth quarter of 2008, worldwide Humalog sales increased 11 percent, to $457.9 million. Sales in the U.S. increased 11 percent to $275.2 million, driven by increased net effective selling prices and, to a lesser extent, increased demand. Sales outside the U.S. increased 10 percent to $182.8 million, driven by increased demand, partially offset by the unfavorable impact of foreign exchange rates.
For the full-year of 2008, worldwide Humalog sales increased 18 percent to $1.736 billion. U.S. Humalog sales for 2008 were $1.008 billion, a 14 percent increase driven by higher demand and higher prices. Humalog sales outside the U.S. were $727.4 million, a 24 percent increase driven by increased demand and, to a lesser extent, the favorable impact of foreign exchange rates.
Gemzar
Gemzar sales totaled $413.3 million in the fourth quarter of 2008, a decrease of 3 percent from the fourth quarter of 2007. Sales in the U.S. increased 7 percent, to $186.5 million, due to increased demand and higher prices, while sales outside the U.S. decreased 9 percent, to $226.7 million, as a result of the unfavorable impact of foreign exchange rates, reduced prices and lower demand.
For the full-year of 2008, worldwide Gemzar sales increased 8 percent to $1.720 billion. U.S. Gemzar sales for 2008 were $734.8 million, a 10 percent increase driven by higher demand and higher prices. Gemzar sales outside the U.S. were $984.9 million, a 7 percent increase driven primarily by the favorable impact of foreign exchange rates, and increased demand, partially offset by lower prices.
Cialis
Cialis sales for the fourth quarter of 2008 were $368.8 million, representing growth of 7 percent compared with fourth-quarter 2007. U.S. sales of Cialis were $147.8 million in the fourth quarter, an 11 percent increase compared with the fourth quarter of 2007, driven by higher prices. Sales of Cialis outside the U.S. increased 4 percent, to $221.0 million, driven primarily by higher demand, partially offset by the unfavorable impact of foreign exchange rates.
For the full-year of 2008, worldwide Cialis sales increased 26 percent to $1.445 billion. U.S. Cialis sales for 2008 were $539.0 million, a 27 percent increase driven by increased demand and higher prices. Cialis sales outside the U.S. were $905.5 million, a 26 percent increase driven by increased demand, the favorable impact of foreign exchange rates and higher prices.

Alimta
For the fourth quarter of 2008, Alimta generated sales of $318.7 million, an increase of 31 percent compared with the fourth quarter of 2007. U.S. sales of Alimta increased 28 percent, to $161.2 million, due primarily to increased demand. Sales outside the U.S. increased 33 percent, to $157.5 million, due primarily to increased demand, partially offset by the unfavorable impact of foreign exchange rates and lower prices.
For the full-year of 2008, worldwide Alimta sales increased 35 percent to $1.155 billion. U.S. Alimta sales for 2008 were $561.9 million, a 25 percent increase driven by increased demand and, to a lesser extent, higher prices. Alimta sales outside the U.S. were $592.7 million, a 46 percent increase driven by increased demand and to a lesser extent the favorable impact of foreign exchange rates.
Evista
Evista sales were $269.0 million in the fourth quarter of 2008, a 6 percent decrease compared with the fourth quarter of 2007. U.S. sales of Evista decreased 4 percent at $180.1 million, as a result of lower demand, partially offset by higher prices. Sales outside the U.S. decreased 9 percent to $88.9 million, driven by lower demand.
For the full-year of 2008, worldwide Evista sales decreased 1 percent to $1.076 billion. U.S. Evista sales for 2008 were $700.5 million, a 1 percent decrease driven by lower demand partially offset by higher prices. Evista sales outside the U.S. were $375.1 million, a 2 percent decrease driven by lower volume and reduced selling prices partially offset by the favorable impact of foreign exchange rates.
Humulin
Worldwide Humulin sales decreased 4 percent in the fourth quarter of 2008, to $262.4 million. U.S. sales were flat at $101.1 million, due to higher net effective selling prices offset by lower demand. Sales outside the U.S. decreased 6 percent, to $161.3 million, driven by the unfavorable impact of foreign exchange rates.

For the full-year of 2008, worldwide Humulin sales increased 8 percent to $1.063 billion. U.S. Humulin sales for 2008 were $380.9 million, a 4 percent increase driven by higher prices. Humulin sales outside the U.S. were $682.3 million, a 10 percent increase driven by the favorable impact of foreign exchange rates and increased demand.
Forteo
Fourth-quarter sales of Forteo were $194.5 million, a 2 percent decrease compared with the fourth quarter of 2007. U.S. sales of Forteo decreased 10 percent, to $125.2 million, driven by decreased demand and lower net effective selling prices, partially offset by wholesaler buying patterns. Sales outside the U.S. grew 16 percent, to $69.3 million, due to higher demand, partially offset by the unfavorable impact of foreign exchange rates.
For the full-year of 2008, worldwide Forteo sales increased 10 percent to $778.7 million. U.S. Forteo sales for 2008 were $489.9 million, a 1 percent decrease driven by lower demand partially offset by higher prices. Forteo sales outside the U.S. were $288.8 million, a 34 percent increase driven by increase demand, and to a lesser extent the favorable impact of foreign exchange rates.
Strattera
During the fourth quarter of 2008, Strattera generated $146.8 million of sales, a decrease of 6 percent compared with the fourth quarter of 2007. U.S. sales decreased 12 percent, to $111.4 million, due to lower demand partially offset by higher net effective selling prices. Sales outside the U.S. increased 16 percent, to $35.4 million, due to increased demand and to a lesser extent higher net effective selling prices, offset by the unfavorable impact of foreign exchange rates.
For the full-year of 2008, worldwide Strattera sales increased 2 percent to $579.5 million. U.S. Strattera sales for 2008 were $437.8 million, a 6 percent decrease driven by lower demand partially offset by higher prices. Strattera sales outside the U.S. were $141.8 million, a 35 percent increase driven by increased demand.
Byetta
Worldwide sales of Byetta were $186.6 million in the fourth quarter of 2008, a 2 percent increase compared with the fourth quarter of 2007. U.S. Byetta sales decreased 8 percent, to $162.7 million. Byetta sales outside the U.S. were $23.9 million. Lilly reports as revenue its 50 percent share of Byetta’s gross margin in the U.S., 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the fourth quarter, Lilly recognized revenue totaling $103.0 million, representing a 12 percent increase compared with the fourth quarter of 2007.
For the full-year of 2008, worldwide Byetta sales increased 16 percent to $751.4 million. U.S. Byetta sales for 2008 grew 7 percent to $678.5 million. Byetta sales outside the U.S. were $72.9 million. For 2008, Lilly recognized revenue totaling $396.1 million, representing a 20 percent increase compared with 2007.
Animal Health
Worldwide sales of animal health products in the fourth quarter of 2008 were $326.4 million, a decrease of 1 percent compared with the fourth quarter of 2007. U.S. sales grew 3 percent, to $185.0 million, due to the inclusion of U.S. Posilac sales and increased prices, partially offset by lower demand in the food animal segment driven by customer buying patterns. Sales outside the U.S. decreased 6 percent, to $141.3 million, driven primarily by the unfavorable impact of exchange rates.
For the full-year of 2008, worldwide animal health sales increased 10 percent to $1.093 billion. U.S. animal health sales for 2008 were $537.3 million, a 12 percent increase driven by the inclusion of U.S. Posilac sales. Animal health sales outside the U.S. were $556.0 million, an 8 percent increase driven by increased demand and to a lesser extent the favorable impact of foreign exchange rates.
2009 Financial Guidance
The company reconfirmed its 2009 earnings per share guidance range of $4.00 to $4.25, including the estimated $.30 to $.35 dilution impact from the ImClone acquisition. Excluding the estimated ImClone dilution, 2009 earnings per share for Lilly’s base operations are expected to be in the range of $4.35 to $4.55.

Moving forward, the company’s financial results will be reported including the impact of the ImClone acquisition. Consequently, both earnings per share and line item guidance will now focus on expectations for the company’s results including ImClone. To provide meaningful yearly growth rates, 2009 non-GAAP results and guidance will be compared to 2008 pro forma non-GAAP results restated as if Lilly had completed the ImClone acquisition on January 1, 2008. Therefore, 2009 earnings per share guidance of $4.00 to $4.25 will be compared to 2008 pro-forma non-GAAP earnings per share of $3.82.
2009 Earnings Per Share Expectations:

	2009	2008
	Expectations	Results	% Growth
Earnings (Loss) per share (reported)	$4.00 to $4.25	$(1.89)	NM
Financial impact of ImClone acquisition, including in-process research and development and other charges	—	4.46
Charges related to Zyprexa investigations	—	1.20
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	—	.30
Asset impairments (included in cost of sales)	—	.04
In-process research and development charges associated with SGX acquisition and in-licensing transactions with BioMS and TransPharma	—	.10
Benefit from resolution of IRS audit	—	(.19)
Pro forma as if the ImClone acquisition was completed on January 1, 2008		(.20)

Earnings per share (pro forma non-GAAP)	$4.00 to $4.25	$3.82	5% to 11%

Additional information:
Remove dilutive impact of ImClone acquisition	.30 - .35	.20

Earnings per share (pro forma non-GAAP)
(excluding impact of ImClone acquisition)	$4.35 to $4.55	$4.02	8% to 13%

The company expects volume growth in sales again in 2009, driven by Cymbalta, Alimta, Cialis, Humalog and the anticipated launches of prasugrel, as well as by the Elanco animal health division. However, the negative impact of weaker foreign currencies and the impact of generic competition in certain markets for Gemzar are anticipated to partially offset these positive impacts. As a result, the company expects low-single digit sales growth on a pro-forma non-GAAP basis and mid-single digit sales growth on a reported basis.

The company expects gross margin as a percent of sales to increase, driven by the strengthening dollar. This increase could be more pronounced in the first half of 2009.
Marketing, selling, and administrative expenses are projected to show flat to low-single digit growth. Research and development expenses are projected to grow in the high-single digits on a pro forma non-GAAP basis and in the low-double digits on a reported basis.
Other income is expected to be a net loss of between $200 million and $250 million, and the effective tax rate is expected to be approximately 22 percent. Capital expenditures are expected to be approximately $1.1 billion and the company expects continued strong operating cash flow.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter and full-year 2008 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Standard Time (EST) and will be available for replay via the website through February 27, 2009.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.
F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. The company cannot guarantee that it will realize anticipated operational efficiencies following the merger with ImClone. The current credit market may increase the cost of financing the ImClone transaction. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law;

asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed November 2008. The company undertakes no duty to update forward-looking statements.
# # #
Alimta® (pemetrexed, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Erbitux®(cetuximab, ImClone Systems, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Posilac® (recombinant bovine somatotropin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
ZypadheraTM (Lilly)
Zyprexa® (olanzapine, Lilly)
AIR® is a trademark of Alkermes, Inc.
Eli Lilly and Company Employment Information

	December 31, 2008	December 31, 2007
Worldwide Employees	40,450*	40,600

*	Headcount figures for 2008 include all acquisitions completed in 2008 including the 1,300 employees of ImClone.

Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2008	2007	% Chg.	2008	2007	% Chg.

Net sales	$5,210.5	$5,189.6	0%	$20,378.0	$18,633.5	9%

Cost of sales	915.4	1,272.8	(28)%	4,382.8	4,248.8	3%
Research and development	1,059.3	953.6	11%	3,840.9	3,486.7	10%
Marketing, selling and administrative	1,726.6	1,755.8	(2)%	6,626.4	6,095.1	9%
Acquired in-process research and development	4,685.4	89.0	NM	4,835.4	745.6	NM
Asset impairments, restructuring and other special charges	80.0	98.2	(19)%	1,974.0	302.5	NM

Operating income (loss)	(3,256.2)	1,020.2	NM	(1,281.5)	3,754.8	NM

Net interest income (expense)	(28.0)	(2.1)		(17.6)	(13.0)
Joint-venture income	—	—		—	11.0
Net other income (loss)	(53.2)	34.2		(8.5)	124.0

Other income (loss)	(81.2)	32.1		(26.1)	122.0

Income (loss) before income taxes	(3,337.4)	1,052.3	NM	(1,307.6)	3,876.8	NM
Income taxes	292.0	197.9		764.3.	923.8

Net income (loss)	$(3,629.4)	$854.4		$(2,071.9)	$2,953.0

Earnings (loss) per share – basic	$(3.31)	$0.78		$(1.89)	$2.71

Earnings (loss) per share – diluted	$(3.31)	$0.78		$(1.89)	$2.71

Dividends paid per share	$.47	$.425		$1.88	$1.70
Weighted-average shares outstanding (thousands) – basic	1,096,491	1,092,472		1,094,499	1,090,430
Weighted-average shares outstanding (thousands) – diluted	1,096,491	1,092,636		1,094,499	1,090,750

NM – not meaningful

Eli Lilly and Company
Operating Results (Unaudited) – Pro forma Non-GAAP (assumes ICOS acquisition completed January 1, 2007)
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2008 (a)	2007(c)	% Chg.	2008 (a)(b)	2007(c)(d)	% Chg.

Net sales	$5,174.9	$5,189.6	0%	$20,342.4	$18,706.2	9%

Cost of sales	899.6	1,272.8	(29)%	4,309.9	4,264.7	1%
Research and development	1,036.1	953.6	9%	3,817.7	3,498.7	9%
Marketing, selling and administrative	1,718.6	1,755.8	(2)%	6,618.4	6,131.0	8%
Acquired in-process research and development	—	—		—	—
Asset impairments, restructuring and other special charges	—	—		—	—

Operating income	1,520.6	1,207.4	26%	5,596.4	4,811.8	16%

Net interest income (expense)	6.1	(2.1)		16.5	(25.5)
Joint-venture income	—	—		—	—
Net other income (loss)	(54.3)	34.2		(9.6)	126.0

Other income (loss)	(48.2)	32.1		6.9	100.5

Income before income taxes	1,472.4	1,239.5	19%	5,603.3	4,912.3	14%
Income taxes	295.9	253.1	17%	1,204.7	1,048.9	15%

Net income	$1,176.5	$986.4	19%	$4,398.6	$3,863.4	14%

Earnings per share – basic	$1.07	$0.90	19%	$4.02	$3.54	14%

Earnings per share – diluted	$1.07	$0.90	19%	$4.02	$3.54	14%

Dividends paid per share	$.47	$.425	11%	$1.88	$1.70	11%
Weighted-average shares outstanding (thousands) – basic	1,096,491	1,092,472		1,094,499	1,090,430
Weighted-average shares outstanding (thousands) – diluted	1,096,525	1,092,636		1,094,546	1,090,750

NM – not meaningful

(a)	The 2008 fourth-quarter and year-to-date amounts are adjusted to eliminate a charge of $4.730 billion (pre-tax), or $4.46 per share (after tax), for acquired in-process research and development as well as ImClone operating results subsequent to the acquisition, including $35.6 million of Erbitux sales, incremental interest costs and amortization of the intangible asset associated with Erbitux; a charge of $80.0 million (pre-tax), or $0.05 per share (after tax), for asset impairments, restructuring and other special charges primarily related to severance costs from previously announced strategic actions; and a tax benefit of $136.9 million, or $0.13 per share, based upon a determination that a portion of the EDPA settlement is tax deductible.

(b)	In addition to items in (a), the 2008 year-to-date amounts are also adjusted to eliminate charges totaling $1.477 billion (pre-tax), or $1.33 per share (after tax), related to Zyprexa investigations; $150.0 million (pre-tax), or $0.10 per share (after tax), for acquired in-process research and development associated with the SGX acquisition and the in-licensing of compounds from BioMS, and TransPharma; a charge of $474.1 million (pre-tax), or $0.29 per share (after tax), for asset impairments, restructuring, and other special charges; and a discrete income tax benefit of $210.3 million, or $(0.19) per share, related to the resolution of a substantial portion of an IRS audit.

(c)	The 2007 fourth-quarter and year-to-date amounts are adjusted to eliminate a charge of $98.2 million (pre-tax), or $0.07 per share (after tax), for asset impairments, restructuring, and other special charges; and a charge of $89.0 million (pre-tax), or $0.05 per share (after tax), for acquired in-process research and development related to the MacroGenics and Glenmark in-licensings; the 2007 year-to-date amounts are also adjusted to eliminate a $81.3 million (pre-tax) charge, or $0.06 per share (after tax), for special charges related to an adjustment to insurance recoverables on product liability litigation; a charge of $328.1 million (pre-tax), or $0.29 per share (after tax), for acquired in-process research and development related to the Hypnion and Ivy acquisitions; a $328.5 million (pre-tax) charge, or $0.29 per share (after tax), for acquired in-process research and development for compounds acquired from ICOS and OSI; and a $123.0 million (pre-tax) charge, or $0.08 per share (after tax), for asset impairments, restructuring, and other special charges.

(d)	In accordance with generally accepted accounting principles (GAAP), the year-to-date 2007 financial statement has been restated assuming the acquisition of ICOS was completed by Lilly effective January 1, 2007.

Eli Lilly and Company
Operating Results (Unaudited) – Comparison of 2008 non-GAAP results versus 2008 Pro forma
Non-GAAP results (assumes ImClone acquisition completed January 1, 2008)
(Dollars in millions, except per share data)

	Twelve Months Ended
	December 31	December 31
	2008	2008 (a)
Net sales	$20,342.4	$20,801.8

Cost of sales	4,309.9	4,538.0
Research and development	3,817.7	4,005.4
Marketing, selling and administrative	6,618.4	6,728.3
Acquired in-process research and development	—	—
Asset impairments, restructuring and other special charges	—	—

Operating income	5,596.4	5,530.1

Net interest income (expense)	16.5	(238.7)
Joint-venture income	—	—
Net other income (loss)	(9.6)	(29.2)

Other income (loss)	6.9	(267.9)

Income before income taxes	5,603.3	5,262.2
Income taxes	1,204.7	1,085.3

Net income	$4,398.6	$4,176.9

Earnings per share – basic	$4.02	$3.82

Earnings per share – diluted	$4.02	$3.82

(a)	In accordance with generally accepted accounting principles (GAAP), the full-year 2008 financial statement has been restated assuming the acquisition of ImClone was completed effective January 1, 2008. The full-year 2008 amounts are also adjusted to eliminate the applicable non-GAAP charges noted previously.